Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	August 19, 2016
Contacts:	Kevin McPhaill, President/Chief Executive Officer
Ken Taylor, EVP/Chief Financial Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com
www.bankofthesierra.com

Sierra Bancorp Complements Board of Directors

With Three New Additions

Porterville, CA - Sierra Bancorp (NASDAQ: BSRR), the holding company of Bank of the Sierra, announced today that its Board of Directors has expanded the number of authorized directors to ten and approved the appointment of three new board members effective September 15, 2016. The newly-appointed directors, namely Robb Evans, Vonn R. Christenson, and Laurence S. Dutto, Ph.D., were also appointed as directors of Bank of the Sierra by the Bank’s Board. Prior to the additions, the Boards of the Company and the Bank were each comprised of seven members, six of whom are founding shareholders. The Board concluded, “As the Company grows and enters new markets we feel compelled to enact changes to help ensure that our corporate governance remains robust, and these new directors will improve the geographic and occupational diversity of our Board while bringing fresh insights and perspectives to our meetings.”

“After a comprehensive search within our footprint, we are pleased to have selected three highly-qualified Board additions as part of our overall succession plan,” added Kevin McPhaill, President and Chief Executive Officer for Sierra Bancorp and Bank of the Sierra. “These new members have a keen understanding of the fiduciary and leadership responsibilities required of the Board, and will mesh well with our current directors while adding to our momentum as we continue to focus on the profitability and long-term success of the Company.”

Robb Evans was most recently Chairman of the Board for Coast Bancorp and Coast National Bank, which were acquired by Sierra Bancorp on July 8, 2016. He has extensive prior executive-level banking experience including Chief Executive Officer at four California banks, three international banking corporations chartered by the Federal Reserve, and a Hong Kong merchant bank. Evans has held banking positions ranging from teller trainee to Chairman of the Board. Currently, Evans and his organization, Robb Evans & Associates LLC, serve as fiduciaries or advisors in complex corporate and financial matters. He maintains residences in both Bakersfield and Cambria, California.

Vonn R. Christenson graduated from Brigham Young University with honors in 2003, and later earned his J.D. at Harvard Law School in 2006. After working for a time as an attorney in Orange County, California, Christenson joined the Christenson Law Firm in Porterville, California, specializing in business and contract disputes, personal injury, medical malpractice, and intellectual property litigation. He currently resides in Porterville, and is actively involved in the community including with the Porterville Optimist Club, the Tulare County Measure R Citizens’ Oversight Committee, and the Porterville Unified School District Academy of Law, Justice & Ethics Advisory Board.

Laurence S. Dutto, Ph.D. joins the Board of Directors as an award-winning, retired college administrator with extensive hands-on agricultural experience. Dutto’s decorated 30-year career as an administrator at College of the Sequoias in Visalia, California includes service as Provost of the Tulare College Center, Dean of Academic Services, Dean of Technical Education, Agriculture Division Chair, and Faculty Academic Senate President. His prior agricultural experience includes 15 years working on his family dairy farm. Dutto is a resident of Visalia, California.

About Sierra Bancorp & Bank of the Sierra

Sierra Bancorp (NASDAQ: BSRR) is a publicly-traded company with approximately $2 billion in assets. Headquartered in Porterville, California, the company operates primarily through its wholly-owned subsidiary, Bank of the Sierra (the Bank). The Bank is a multi-community financial institution that offers a full range of retail and commercial banking services in California's South San Joaquin Valley and neighboring communities, the Central Coast, and in Southern California locations including Ventura County and the Santa Clarita Valley. Since opening for business in January 1978, the Bank has grown to be the largest independent bank headquartered in the South San Joaquin Valley. More information about Sierra Bancorp and Bank of the Sierra can be found at the following websites:

www.sierrabancorp.com

www.bankofthesierra.com.